SCHEDULE 14A
                                 (Rule 14a-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

                    Proxy Statement Pursuant to Section 14(a)
                     of the Securities Exchange Act of 1934

    Filed by the registrant [x]

    Filed by a party other than the registrant [ ]

    Check the appropriate box:

    [ ] Preliminary proxy statement

    [X] Definitive proxy statement

    [ ] Definitive additional materials

    [ ] Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12


                            OAKWOOD HOMES CORPORATION
                (Name of Registrant as Specified in Its Charter)

                            OAKWOOD HOMES CORPORATION
                   (Name of Person(s) Filing Proxy Statement)


Payment of filing fee (Check the appropriate box):

    [X] $125 per Exchange Act Rule 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2).

    [ ] $500 per each party to the controversy pursuant to Exchange Act
        Rule 14a-6(i)(3).

    [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


    (1) Title of each class of securities to which transaction applies:

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    (2) Aggregate number of securities to which transactions applies:

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    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

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    (4) Proposed maximum aggregate value of transaction:

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    [ ] Check box if any part of the fee is offset as provided by Exchange  Act
Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

    (1) Amount previously paid:

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    (2) Form, schedule or registration statement no.:

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    (3) Filing party:

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    (4) Date filed:

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

                           OAKWOOD HOMES CORPORATION
                   P. O. BOX 7386, GREENSBORO, NORTH CAROLINA
                                   27417-0386


                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                                JANUARY 31, 1996


     NOTICE is hereby given that the Annual Meeting of Shareholders of Oakwood Homes Corporation (the Company) will be held in the Auditorium of the Four Seasons Holiday Inn Convention Center, 3121 High Point Road, Greensboro, North Carolina on Wednesday, January 31, 1996 at 2:00 P.M., Local Time, for the purpose of considering and acting upon the following:

     1. Election of three members to the Board of Directors for a term of three years and until their successors are elected and qualified.

     2.   Approval of Key Employee Stock Plan.

     3.   Approval of Executive Incentive Compensation Plan.

     4. Ratification of the selection of Price Waterhouse LLP as independent public accountants for the fiscal year ending September 30, 1996.

     5. Any and all other matters that may properly come before the meeting or any adjournment thereof.

     The Board of Directors has fixed the close of business on December 1, 1995 as the record date for determining the shareholders entitled to notice of and to vote at the meeting or any adjournment thereof and only holders of Common Stock of the Company of record at such date will be entitled to notice thereof and to vote thereat.

     You are urged to attend the annual meeting in person but, if you are unable to do so, the Board of Directors will appreciate the prompt return of the enclosed proxy, dated and signed. The proxy may be revoked at any time before it is exercised and will not be exercised if you attend the meeting and vote in person.

                                       By order of the Board of Directors.


                                       NICHOLAS J. ST. GEORGE
                                       President

Greensboro, North Carolina
December 27, 1995

                            OAKWOOD HOMES CORPORATION
                                 P. O. BOX 7386
                      GREENSBORO, NORTH CAROLINA 27417-0386


                               -------------------
                                 PROXY STATEMENT
                               -------------------


General

     This Proxy Statement and the accompanying proxy card are furnished to the shareholders of Oakwood Homes Corporation (the "Company") commencing on or about December 27, 1995 in connection with the solicitation by the Board of Directors of proxies to be used at the Annual Meeting of Shareholders to be held at the Auditorium of the Four Seasons Holiday Inn Convention Center, 3121 High Point Road, Greensboro, North Carolina on Wednesday, January 31, 1996 at 2:00 P.M., Local Time, and at any adjournment thereof.

     Solicitation other than by mail may be made personally and by telephone by regularly employed officers and employees of the Company who will not be additionally compensated therefor. The Company will request brokers, dealers, banks or voting trustees, or their nominees, who hold stock in their names for others or hold stock for others who have the right to give voting instructions, to forward proxy material to their principals and request authority for the execution of the proxy and will reimburse such persons for their reasonable expenses in so doing. The total cost of soliciting proxies will be borne by the Company.

     Any proxy delivered in the accompanying form may be revoked by the person executing the proxy at any time before the authority thereby granted is exercised by filing an instrument revoking it or a duly executed proxy bearing a later date with the Secretary of the Company or if the person executing the proxy attends the meeting and elects to vote in person. If a choice is specified in the proxy, shares represented thereby will be voted in accordance with such choice. If no choice is made, the proxy will be voted FOR the action proposed.

     The only matters to be considered at the meeting, so far as known to the Board of Directors, are the matters set forth in the Notice of Annual Meeting of Shareholders and routine matters incidental to the conduct of the meeting. However, if any other matter should come before the meeting or any adjournment thereof, it is the intention of the persons named in the accompanying proxy or their substitutes to vote the proxy in accordance with their best judgment on such matters.

     Each shareholder present or represented and entitled to vote on a matter at the meeting or any adjournment thereof will be entitled to one vote on such matter for each share held by him of record at the close of business on December 1, 1995, which is the record date for determining the shareholders entitled to notice of and to vote at such meeting or any adjournment thereof. The number of outstanding shares of the $.50 par value Common Stock of the Company (the Common Stock) at the close of business on December 1, 1995 was 22,264,493 shares.

Principal Holders of the Common Stock and Holdings of Management

     The following table sets forth certain information with respect to the beneficial ownership of the Common Stock of the only person known by the Company to own beneficially more than 5% of the Common Stock:

                                 Number of Shares
                                   and Nature of          Percentage of
                                    Beneficial               Shares
Name and Address                     Ownership             Outstanding
----------------                     ---------             -----------

FMR Corp.
82 Devonshire Street
Boston, MA 02109                    3,216,950(1)              14.4%

----------

(1) The information concerning beneficial ownership is derived from a Schedule 13G dated February 13, 1995, filed by FMR Corp. jointly on behalf of FMR Corp., Edward C. Johnson, Fidelity Management & Research Company and the Fidelity Magellan Fund. FMR Corp. has sole voting power over 25,600 shares and sole dispositive power over all of the shares. FMR Corp. does not have shared voting or dispositive power over any of the shares.

     The following table sets forth as of December 1, 1995 certain information with respect to the beneficial ownership of the Common Stock by Mr. J. Michael Stidham, Executive Vice President--Retail of Oakwood Mobile Homes, Inc., a wholly-owned subsidiary of the Company, Larry T. Gilmore, Executive Vice President--Consumer Finance of Oakwood Acceptance Corporation, a wholly-owned subsidiary of the Company, and Robert D. Harvey, Sr., Vice President--Administration and a Director of the Company not standing for reelection, and by all directors and officers as a group. Information as to the beneficial ownership of each of the other directors individually (including executive officers who are also directors) is included in the information on each director or nominee under the heading "Election of Directors."

                                      Number of Shares         Percentage of
Name of Beneficial Owner             Beneficially Owned    Shares Outstanding(1)
------------------------             ------------------    ---------------------
J. Michael Stidham                         59,633(2)                (3)
Larry T. Gilmore                           48,658(4)                (3)
Robert D. Harvey, Sr.                      92,279(5)                (3)
All directors and executive
  officers as a group (17 persons)      1,432,475(6)               6.3%

----------

(1) Based on the number of shares outstanding plus options which are presently exercisable or exercisable within 60 days.

(2) Includes 40,837 shares subject to options which are presently exercisable or exercisable within 60 days.

(3)  Less than 1%.

(4) Includes 37,300 shares subject to options which are presently exercisable or exercisable within 60 days and 200 shares held by Mr. Gilmore's wife.

(5) Includes 82,366 shares subject to options which are presently exercisable or exercisable within 60 days.

(6) Includes 650,050 shares subject to options which are presently exercisable or exercisable within 60 days.

Election of Directors

     The Board of Directors has 11 members. Four of the directors' terms expire in 1996. The Board proposes to fill three of these positions at the meeting with the three nominees to serve, subject to the provisions of the Bylaws, until the Annual Meeting of Shareholders in 1999 and until their successors are duly elected and qualified. There will be one vacancy on the Board of Directors. The Board of Directors intends to leave this position open until the Board of Directors has identified an appropriate individual who is willing to serve as a director. Directors are elected by a plurality of the votes cast by the holders of shares entitled to vote in the election of directors at a meeting at which a majority of the votes entitled to be cast is present. Provided a majority is present, abstentions and shares not voted are not taken into account in determining a plurality. It is the intention of the persons named in the accompanying proxy to vote all proxies solicited by the Board of Directors for the three nominees listed hereafter for the terms expiring in 1999, unless authority to vote for the nominees or an individual nominee is withheld by a shareholder. If for any reason any nominee shall not become a candidate for election as a director at the meeting, an event not now anticipated, the proxies will be voted for the three nominees including such substitutes as shall be designated by the Board of Directors.

     The nominees for election as directors to serve until 1999 were elected to their present terms, which expire in 1996, at the Annual Meeting of Shareholders held February 3, 1993, except for Mr. Streeter, who was elected to his present term at the Annual Meeting of Shareholders held February 2, 1994:

                                                                                            Number of
                                                                                             Shares               Percentage
Name and                                                                                  Beneficially             of Shares
Director Since                         Information About Director                           Owned(1)             Outstanding(2)
--------------                         --------------------------                           --------             --------------

Nicholas J. St. George        President and Chief Executive Officer of the                 258,403(3)                 1.2%
  1972                        Company since 1979. Director of American
                              Bankers Insurance Group, Inc. and of Legg
                              Mason, Incorporated. He is 56 years old.

A. Steven Michael             Executive Vice President and Chief Operating                 130,324(4)                    (5)
  1992                        Officer of the Company since 1989.
                              He is 45 years old.

Sabin C. Streeter             Managing Director, Donaldson Lufkin & Jenrette                12,500(6)                    (5)
  1993                        Securities Corporation (investment banking firm)
                              since 1976. Director of Middleby Corporation,
                              Park-Hunter Incorporated and FOTOBALL, Inc.
                              He is 54 years old.

     The following members of the Board of Directors were elected to their present terms, which expire in 1997, at the Annual Meeting of Shareholders held February 2, 1994:

                                                                                            Number of
                                                                                             Shares               Percentage
Name and                                                                                  Beneficially             of Shares
Director Since                         Information About Director                           Owned(1)            Outstanding(2)
--------------                         --------------------------                           --------            --------------

Ralph L. Darling              Chairman of the Board of the Company since                   441,326(7)                 2.0%
  1971                        1971. He is 84 years old.

Kermit G. Phillips, II        Chairman of the Board, Phillips Management                   116,894(8)                    (5)
  1979                        Group, Inc., Greensboro, NC (real estate
                              development and management company) since
                              1974. He is 61 years old.

H. Michael Weaver             Chairman of the Board of W.H. Weaver                          49,562(9)                    (5)
  1991                        Construction Company (general construction,
                              real estate development and management) since
                              1975. He is 58 years old.

Francis T. Vincent, Jr        Private Investor. Commissioner of Major League                 8,500(6)                    (4)
  1993                        Baseball, 1989-1992. Director of Time-Warner
                              Inc., Horizon Group, Inc. and Culbro Corporation.
                              He is 57 years old.

     The following members of the Board of Directors were elected to their present terms, which expire in 1998, at the Annual Meeting of Shareholders held February 1, 1995:

                                                                                            Number of
                                                                                             Shares               Percentage
Name and                                                                                  Beneficially             of Shares
Director Since                         Information About Director                           Owned(1)            Outstanding(2)
--------------                         --------------------------                           --------            --------------

Clarence W. Walker            Partner, Kennedy Covington Lobdell &                          56,359(10)                   (5)
  1971                        Hickman, L.L.P., Attorneys at Law, Charlotte, NC
                              since 1961. He is 64 years old.

Dennis I. Meyer               Partner, Baker & McKenzie, Attorneys at Law,                  38,684(11)                   (5)
  1983                        Washington, DC since 1965. Director of United
                              Financial Banking Companies, Inc. (bank holding
                              company). He is 60 years old.

C. Michael Kilbourne          Executive Vice President of the Company since                 64,430(12)                   (5)
  1995                        1994 and Chief Financial Officer of the Company
                              since 1988; Vice President of the Company,
                              1988-1994; Treasurer of the Company, 1988-1992.
                              He is 45 years old.

----------

(1)  Common Stock ownership information is as of December 1, 1995.

(2) Based on the number of shares outstanding plus shares subject to options held by the director or nominee which are presently exercisable or exercisable within 60 days.

(3) Includes 158,215 shares subject to options which are presently exercisable or exercisable within 60 days.

(4) Includes 101,875 shares subject to options which are presently exercisable or exercisable within 60 days.

(5)  Less than 1%.

(6) Includes 7,500 shares subject to an option which is presently exercisable or exercisable within 60 days.

(7) Includes 48,190 shares held by Mr. Darling's wife. A Stock Purchase and Option Agreement between Mr. Darling and the Estate of Mr. James E. LaVasque grants to Mr. Darling the right of first refusal to purchase any of the Common Stock that the Estate proposes to sell. The trusts established under the will of Mr. LaVasque owned 149,999 shares of Common Stock at December 1, 1995. None of the LaVasque trust shares are included above.

(8) Includes 36,090 shares subject to options which are presently exercisable or exercisable within 60 days.

(9) Includes 15,000 shares subject to options which are presently exercisable or exercisable within 60 days and 1,000 shares held by Mr. Weaver's wife.

(10) Includes 36,090 shares subject to options which are presently exercisable or exercisable within 60 days and 1,171 shares held by Mr. Walker's wife.

(11) Includes 36,090 shares subject to options which are presently exercisable or exercisable within 60 days and 2,594 shares held by Mr. Meyer's wife.

(12) Includes 48,021 shares subject to options which are presently exercisable or exercisable within 60 days.


Committees of the Board of Directors

     The Audit Committee is composed of Kermit G. Phillips, II, Clarence W. Walker and H. Michael Weaver. This Committee is responsible for recommending independent public accountants for the Company and reviewing the Company's financial statements, audit reports, internal financial controls and internal audit procedures. The Audit Committee met three times during the year ended September 30, 1995.

     The Compensation Committee is composed of Dennis I. Meyer, Sabin C. Streeter, Francis T. Vincent, Jr. and H. Michael Weaver. This Committee reviews and makes recommendations and determinations with respect to the compensation of officers. The Compensation Committee met four times during the fiscal year ended September 30, 1995.

     The Board of Directors of the Company does not have a Nominating Committee.

     The Board of Directors met six times during the fiscal year ended September 30, 1995. Each director attended more than 75% of the aggregate of the number of meetings of the Board of Directors and the number of meetings of all Committees on which he served.

Compensation Committee Interlocks and Insider Participation

     The Compensation  Committee is currently composed of Dennis I. Meyer, Sabin
C. Streeter, H. Michael Weaver and Francis T. Vincent, Jr.

     Donaldson Lufkin & Jenrette Securities Corporation, of which Sabin C. Streeter is Managing Director, has provided investment banking services to the Company during the past fiscal year and such firm may provide similar services to the Company during the current fiscal year.

     Weaver, Grubar & Black Company, a real estate broker of which H. Michael Weaver is Chairman of the Board and principal shareholder, has performed brokerage services for the Company in connection with the Company's purchase and sale of certain properties and received $39,600 from the Company during fiscal 1995 for such services. In addition, W. H. Weaver Construction Company, of which Mr. Weaver is Chairman of the Board and principal shareholder, is serving as construction manager in connection with the construction of the Company's new headquarters in Greensboro, North Carolina. W. H. Weaver Construction Company will receive $440,000 for such services.

     The law firm of Kennedy Covington Lobdell & Hickman, L.L.P., of which Clarence W. Walker is a partner and Myles E. Standish, Senior Vice President and General Counsel of the Company, is of counsel, has served as counsel to the Company since 1971. It is expected that such firm will continue to serve as counsel to the Company during the current fiscal year.

Compensation Committee Report

     Compensation Committee. The Compensation Committee (the "Committee") is a standing committee of the Board of Directors composed of directors who are not employees of the Company. Mr. Streeter is the Chairman. Messrs. Meyer, Vincent and Weaver are the other members.

     The Committee attempts to insure that the executive compensation programs of the Company are developed, implemented and administered in a way that supports the Company's objective of linking compensation to performance. The Committee reviews and sets the base salaries and incentive compensation of senior executives, including the President and Chief Executive Officer, Nicholas
J. St. George, and administers the Company's 1990 Long Term Performance Plan, including the granting of stock options and stock appreciation rights ("SARs") and long-term cash incentive compensation awards thereunder.

     In the future the Committee will administer annual and long term incentive compensation of senior executives under two new Plans that are being recommended for shareholder approval at this meeting: the Executive Incentive Compensation Plan and the Key Employee Stock Plan, assuming they receive shareholder approval. Both of those Plans are intended to qualify for the exclusion of "performance-based compensation" for purposes of the $1 million limit on deductible annual compensation imposed by Section 162(m) of the Internal Revenue Code. They are more fully described herein under the headings bearing their respective names.

     Corporate Compensation Philosophy. The Committee believes that base compensation should be at a level sufficient to enable the Company to attract and retain the highly qualified executives it needs and that incentives should be provided to maximize the Company's financial and operating results each year and over the long term. A major portion of each executive's annual compensation is provided through bonuses dependent on the accomplishment of annual performance goals set by the Committee and long-term incentives are provided through long-term cash incentive compensation awards and grants of stock options, SARs and restricted stock, which link the interests of the Company's executives and shareholders.

     Executive Compensation. The Company's executive compensation program is composed of three basic elements: (A) base salary; (B) annual incentive opportunities to earn significant additional cash; and (C) long-term opportunities to accumulate shares of Common Stock and SARs and to earn cash awards based upon the Company's performance over time.

     Base Salary. Base salaries for fiscal 1995 were approximately 34% higher than in fiscal 1994, reflecting the Committee's decision to bring base salaries into the 40th to 50th percentile range of base salaries for like positions in companies of comparable size. It remains the Company's philosophy to set base salaries at the minimum levels required to attract and retain qualified executives and to require above-average profit performance as the basis for paying above-average compensation.

     Annual Incentive Compensation. The Committee establishes an annual incentive compensation pool to be distributed among participating executive officers (according to predetermined participation percentages) if a level of net earnings set by the Committee is met. This pool diminishes if net earnings are less, and increases if net earnings are greater. The executives eligible to participate and their percentage participation are determined by the Committee based upon the participant's level of responsibility and capacity to contribute to the achievement of annual profit goals. The Committee attempts to set an incentive compensation pool that will allow executives' annual cash compensation (base salary plus incentive compensation) to significantly exceed the median annual cash compensation levels at companies of comparable size if the Company achieves significant increases in net earnings. In making these determinations the Committee utilizes data obtained for it by nationally recognized benefits consultants. The average bonuses received in fiscal 1995 by the four most highly compensated executive officers other than Mr. St. George were 33% higher than in fiscal 1994.

     Long Term Incentive Awards. The Committee provides long term incentives in the form of stock options, SARs, restricted stock grants and performance-based cash awards. In the past these long term incentive awards have been granted under the Company's 1990 Long Term Performance Plan and in the future they will be granted under the new plans discussed elsewhere herein if they are approved by the shareholders. See "Approval of Oakwood Homes Corporation Key Employee Stock Plan" and "Approval of Oakwood Homes Corporation Executive Incentive Compensation Plan."

     The stock options, SARs and restricted stock seek to advance the long term interests of the shareholders by providing rewards to executives if the price of the Company's stock appreciates. The number of stock options and SARs granted by the Committee is based on the level of responsibility of the executive and the executive's performance. The executive's right to exercise stock options or SARs vests over a period generally ranging from one to five years. Certain options and SARs granted by the Committee are contingent upon the Company meeting certain target performance levels.

     The  Committee  made no  long-term  cash  incentive  awards in fiscal  1995 because in fiscal 1994 the Committee established a three-year performance program consisting of grants of stock options exercisable in November 1996 and performance-based cash awards to be paid in November 1996 based upon the Company's net income over the three-year period ending September 30, 1996.

     Deductibility of Compensation. The Committee generally attempts to see that cash compensation paid to executive officers is deductible for federal income tax purposes. To that end the Committee and the Board of Directors are recommending that the shareholders approve the Executive Incentive Compensation Plan and the Key Employee Stock Plan at this meeting. If such shareholder approval is not obtained, the Committee will retain the right to pay compensation in excess of $1 million, whether or not such compensation is deductible, and will do so if the Committee determines that such payments are necessary or desirable to attract and retain quality executives. Many of the stock options granted by the Committee are incentive stock options, and the Company receives no tax deduction on the exercise of such options.

     Chief Executive Officer Compensation. The Company's compensation for the President and Chief Executive Officer, Mr. Nicholas J. St. George, consists of the same three basic elements as for the Company's other executive officers.

     Base Salary. Mr. St. George's base salary was set for fiscal 1995 at $450,000, which represents an increase of 38% in Mr. St. George's base salary over fiscal 1994, bringing his base salary to slightly below the median base salaries of chief executive officers of companies of comparable size.

     Annual Incentive Compensation. Mr. St. George's fiscal 1995 participation in the incentive compensation pool for senior executives was significantly higher than any of the other executives who participated in the pool, reflecting Mr. St. George's level of responsibility. Mr. St. George's bonus for fiscal 1995 was $712,250, an increase of 6% over fiscal 1994.

     Approximately $150,000 of Mr. St. George's compensation for fiscal 1995 will be non-deductible because it exceeded the $1 million limit on deductible annual compensation and no exception was available for incentive compensation paid under the existing plan. It is expected that future incentive compensation will be excludable from the $1 million limit if the Oakwood Executive Incentive Compensation Plan is approved at this meeting.

     Long Term Incentive Awards. Mr. St. George was one of the executive officers selected by the Committee to receive stock options and performance-based cash awards in November 1993. Mr. St. George was granted options to purchase a total of 82,500 shares of Common Stock exercisable in November 1996 along with certain rights to receive cash payments at the time of exercise to help offset Mr. St. George's tax obligations resulting from the exercise of a 50,000 share nonqualified portion of the option. In addition, Mr. St. George was awarded the opportunity to earn a target amount of $1,102,000 in a performance-based cash award. In light of the Company's performance in the first two years of the program, it is expected that this amount will be significantly increased based upon the net income of the Company over the three-year period.

                                    Sabin C. Streeter, Chairman
                                    Dennis I. Meyer
                                    H. Michael Weaver
                                    Francis T. Vincent, Jr.

Shareholder Return Performance Graph

     Presented below is a line graph comparing the yearly percentage change in the Company's cumulative shareholder return on the Company's Common Stock against the cumulative total return of the Standard & Poors ("S&P") 500 Index and a peer group for the period commencing October 1, 1990 and ending September 30, 1995, covering the Company's last five fiscal years. The peer group consists of the following publicly traded companies, all of which are engaged in aspects of the manufactured housing industry: Cavalier Homes, Inc., Champion Enterprises, Inc., Clayton Homes, Inc., Fleetwood Enterprises, Inc., Liberty Homes, Inc., Schult Homes Corporation and Skyline Corporation.


                 COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN
                 AMONG THE COMPANY, S&P 500 INDEX AND PEER GROUP

                            OAKWOOD HOMES CORPORATION
    Total Cumulative Shareholder Return for Period Ending September 30, 1995


      [The table below is represented as a line graph in the printed report]

                                          September 30,
                     ------------------------------------------------------
                     1990      1991      1992      1993      1994      1995
                     ----      ----      ----      ----      ----      ----
Oakwood Homes       100.00    216.59    373.16    649.32    629.55    886.09
Peer Group          100.00    182.21    217.66    313.97    334.40    384.81
S&P 500             100.00    131.05    145.47    164.29    170.40    220.90


This graph assumes that $100 was invested in the Company's Common Stock on October 1, 1990 in the S&P 500 Index and in the peer group, and assumes reinvestment of all dividends.

Executive Compensation

     The table below shows certain compensation information for the three fiscal years ended September 30, 1995 concerning the Company's Chief Executive Officer and the Company's other four most highly compensated executive officers and Robert D. Harvey, Sr., who was an executive officer during a portion of fiscal 1995 and during fiscal 1994 and 1993 (collectively, the "Named Executive Officers").

                           SUMMARY COMPENSATION TABLE

                                                        Annual Compensation             Long Term Compensation
                                                ----------------------------------      ----------------------
                                                                                                Awards
                                                                                                ------
                                                                                                                     All Other
Name and                                                              Other Annual              Options/              Compen-
Principal                         Fiscal        Salary       Bonus    Compensation                SARs                sation
Position                           Year           ($)         ($)        ($)(1)                    (#)                ($)(2)
--------                           ----           ---         ---        ------                    ---                ------

Nicholas J. St. George             1995        450,000      712,250        --                        0                  5,716
  President and Chief              1994        325,000      673,000        --                   82,500/0               14,015
  Executive Officer                1993        200,000      758,400        --                        0                  6,302

A. Steven Michael                  1995        255,000      370,000        --                        0                 11,686
  Executive Vice President         1994        180,000      282,000        --                   17,000/0               10,385
  of the Company                   1993        115,000      327,300        --                        0                  8,708

C. Michael Kilbourne               1995        200,000      286,750        --                        0                  4,730
  Executive Vice President         1994        140,000      206,800        --                   11,000/0                4,837
  of the Company                   1993        100,000      252,800        --                        0                  6,302

J. Michael Stidham                 1995        140,000      265,400        --                        0                  8,085
  Executive Vice President         1994        105,000      177,000        --                    5,000/0                5,169
  --Retail of Oakwood              1993         90,000      164,450        --                        0                  5,034
  Mobile Homes, Inc.

Larry T. Gilmore                   1995        140,000      211,200        --                        0                  7,609
  Executive Vice President         1994        115,000      142,500        --                    5,000/0                6,428
  --Consumer Finance of            1993         85,000      149,500        --                        0                  7,128
  Oakwood Acceptance
  Corporation

Robert D. Harvey(3)                1995        167,500      239,063        --                        0                 10,434
  Vice President--                 1994        145,000      206,800        --                   10,500/0               10,568
  Administration of the            1993        110,000      229,650        --                        0                 13,060
  Company

----------

(1) No Named Executive Officer has received personal benefits during the listed years in excess of the lesser of $50,000 or 10% of annual salary and bonus.

(2) The components of the amounts shown in this column consist of Company contributions under the Company's various retirement plans for Messrs. St. George, Michael, Kilbourne, Stidham, Gilmore and Harvey, respectively, of approximately $4,050, $8,356, $4,440, $6,757, $6,590 and $3,864 for 1995,
     $13,655,  $8,149,  $4,717,  $4,377,  $5,905 and $5,436 for 1994 and $6,302,
     $6,302,  $6,302,  $4,309,  $6,778  and $6,302  for 1993,  and the  interest accrued on deferred compensation accounts that are considered by the Securities and Exchange Commission to be at above-market rates in the amounts of $1,666, $3,330, $290, $1,328, $1,019 and $6,570 for the accounts of Messrs. St. George, Michael, Kilbourne, Stidham, Gilmore and Harvey, respectively, for 1995, $360, $2,236, $120, $792, $523 and $5,132 for the
     accounts of Messrs. St. George, Michael, Kilbourne, Stidham, Gilmore and Harvey, respectively, for 1994 and $2,406, $725, $350 and $6,758 for the accounts of Messrs. Michael, Stidham, Gilmore and Harvey, respectively, for 1993.

(3) Mr. Harvey served as Executive Vice President--Manufacturing until June 30, 1995 and Vice President-- Administration since that time. His compensation reflects compensation received in both positions.

     No options or SARs were granted to any of the Named Executive Officers during the fiscal year ended September 30, 1995.

     The table below sets forth, on an aggregated basis, each exercise of stock options or SARs during the fiscal year ended September 30, 1995 by each of the Named Executive Officers and the 1995 fiscal year-end value of unexercised options and SARs.

                   AGGREGATED OPTION/SAR EXERCISES IN THE 1995
                    FISCAL YEAR AND FY-END OPTION/SAR VALUES

                                                                                                               Value of
                                                                                      Number of               Unexercised
                                                                                     Unexercised             In-the-Money
                                                                                    Options/SARs             Options/SARs
                                                                                      at FY-End                at FY-End
                                        Shares
                                      Acquired on              Value                Exercisable/             Exercisable/
Name                                   Exercise              Realized             Unexercisable (#)        Unexercisable ($)
----                                   --------              --------             -----------------        -----------------

Nicholas J. St. George                 31,000                $687,260              158,215/156,660        4,623,529/2,706,687
A. Steven Michael                       4,000                $ 89,620               56,875/77,000         1,758,948/1,686,513
C. Michael Kilbourne                    5,000                $102,800               16,521/53,000           503,758/1,172,853
J. Michael Stidham                          0                       0               13,837/41,000           423,576/967,383
Larry T. Gilmore                        2,000                $ 32,445               10,300/41,000           277,817/967,383
Robert D. Harvey, Sr.                       0                       0               64,304/46,500         1,973,306/1,014,476

Compensation of Directors

     The directors of the Company who are not employees are paid an annual fee of $28,000 plus $1,000 for each Board meeting attended, $1,000 for each Committee meeting attended and not held on the same day as a Board meeting and $500 for each Board meeting participated in by conference telephone. Non-employee directors are also eligible to receive stock options under the Company's 1990 Director Stock Option Plan under which each non-employee director was granted an option to purchase 7,500 shares of the Common Stock on each of July 30, 1992 and 1994 and will be granted an option to purchase 7,500 shares of Common Stock on July 30, 1996 at an option price equal to the fair market value of the Common Stock on such dates. The number of shares granted on July 30, 1996 may be adjusted downward if there is not a sufficient number of shares reserved under the plan.


Employment Contracts, Termination of Employment and
Change of Control Arrangements

     The Company has entered into employment agreements with Messrs. St. George and Michael. The agreements provide that in the event of a change of control of the Company, as defined in the agreements, before or on January 30, 1996, these executives will remain in the employ of the Company for two years after such change of control. If the employment of an executive is terminated within two years after such change of control for reason other than death, disability or cause, as defined in the agreements, or if an executive resigns during such time for good reason, as defined in the agreements, the executive is entitled to a lump sum payment equal to two times his annual compensation. The agreements are intended to provide key executives a greater sense of security, assure their objectivity in analyzing any potential change in control and preserve continuity of management in the event of a change in control.

     The Company has entered into an Executive Disability Benefit Agreement with Mr. St. George. Under the disability agreement, the Company will pay to Mr. St. George his then current base salary for the first 180 days he is totally disabled. After such time, he will be paid specified sums so long as he is totally disabled and under the age of 65. The agreement provides for Mr. St. George to receive $23,942 per month in the event of his total disability. In the event of a partial disability, Mr. St. George will receive lesser payments. In no event, however, will the Company be obligated under the disability agreement to pay more than twice the amount of the payments the Company will receive pursuant to disability income policies purchased by the Company to insure Mr. St. George.

     The Company has entered into Executive Retirement Benefit Employment Agreements with Messrs. St. George, Michael, Kilbourne, Stidham, Gilmore and Harvey. Pursuant to the retirement agreements, these executives will receive monthly retirement benefit payments for a period of fifteen years. The amount of such retirement payments will vary according to the reason for the termination of the executive's employment and the age of the executive at the time of termination. Mr. St. George is entitled to payments if he retires after reaching age 55 and Messrs. Michael, Kilbourne, Stidham and Harvey after reaching age 60. The annual retirement benefit payable upon retirement at age 65 to each of the Named Executive Officers is as follows: $403,212 for Mr. St. George, $315,680 for Mr. Michael, $150,399 for Mr. Kilbourne, $158,351 for Mr. Stidham, $90,298 for Mr. Gilmore and $65,543 for Mr. Harvey. The benefit amount decreases for each year the executive retires before age 65, except for benefits payable to Mr. Harvey, which are fixed at $65,543 annually. Retirement benefits will be paid to an executive if he leaves the Company before the minimum retirement age as a result of a termination without cause or a voluntary termination with the approval of the Board of Directors or if an executive is terminated without his consent and without cause after a change of control of the Company.

Compliance with Section 16(a) of Securities Exchange Act of 1934

     Section 16(a) of the Securities and Exchange Act of 1934 (the Exchange Act) requires the Company's directors and executive officers and persons who own more than 10% of the Company's Common Stock to file with the SEC initial reports of ownership and reports of changes in ownership of the Common Stock and other equity securities. Officers, directors and greater than 10% shareholders are required to furnish the Company with copies of all such reports they file. To the Company's knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended September 30, 1995, all Section 16(a) filing requirements applicable to its executive officers, directors and greater than 10% beneficial shareholders were complied with, except that Larry T. Gilmore, an executive officer, failed to report three transactions on a timely basis and C. Michael Kilbourne, an executive officer and director, failed to report three transactions on one report on a timely basis. Such transactions have since been reported.


Approval of Key Employee Stock Plan

     The Board of Directors has adopted, subject to shareholder approval, the Oakwood Homes Corporation Key Employee Stock Plan (the "Stock Plan"). The Stock Plan reserves a number of shares of the Company's Common Stock for issuance to certain key employees of the Company in the form of stock options, stock appreciation rights ("SARs"), restricted stock and performance shares.

     Background and Purpose. As described in the Compensation Committee Report, one of the fundamental components of compensation for the Company's key employees is long-term incentive compensation. The Company has for a number of years provided long-term incentive compensation to its key employees pursuant to the 1990 Oakwood Long Term Performance Plan (the "1990 Plan"). The 1990 Plan provides for awards of both cash-based and equity-based long term incentive compensation, including stock options, SARs, restricted stock and performance units.

     Section 162(m) of the Internal Revenue Code ("Section 162(m)") limits the deductibility to the Company of certain compensation paid to certain key employees in excess of one million dollars. Section 162(m) excludes from this limit compensation that qualifies as "performance-based compensation." In order to provide both short and long term cash incentive awards and equity-based incentive awards that meet the requirements of "performance-based compensation" under Section 162(m), the Board recommends replacing the 1990 Plan with two new plans: (1) the Oakwood Homes Corporation Executive Incentive Compensation Plan (the "EIC Plan"), which would provide both short and long term cash-based incentive compensation, and (2) the Stock Plan, which would provide equity-based incentive compensation. (The EIC Plan, which would also replace an annual cash incentive compensation plan adopted by the Board in 1980, is described in more detail beginning on page 17.)

     The Stock Plan would, like the 1990 Plan, have a great deal of flexibility in the types of awards that could be made under it and the terms and conditions, including performance-related conditions, applicable to those awards. Approval of the Stock Plan, together with the EIC Plan, would better position the Company to take advantage of the "performance-based compensation" exception to the deduction limits of Section 162(m) and would enhance the Company's ability to put greater emphasis on variable, performance-related compensation. The following is a summary of the material terms of the Stock Plan as proposed.

     Number of Shares. Initially, 1,000,000 shares of Common Stock plus 1 1/2% of the outstanding Common Stock on October 1, 1995 (332,556 shares) or a total of 1,332,556 shares (approximately 6% of the current outstanding Common Stock) will be available for granting awards under the Stock Plan. Then, each October 1, beginning with October 1, 1996, an additional number of shares will be made available for granting awards under the Stock Plan equal to 1.5% of the outstanding shares of Common Stock as of such October 1. All shares available for granting awards in any year that are not used, as well as shares allocated to awards under the Stock Plan that are canceled or forfeited, will be available for use in subsequent years. If the Stock Plan is approved, the 1990 Plan will be terminated.

     Administration. The Plan will be administered by the Compensation Committee of the Board of Directors (the "Committee"). It is intended that the Committee will at all times be composed of "disinterested persons" within the meaning of Rule 16b-3 promulgated under Section 16(b) of the Securities Exchange Act of 1934 and that all of its members acting with respect to matters governed by
Section 162(m) will be "outside directors" within the meaning of Section 162(m), subject to applicable transition rules. Under the Stock Plan, the Committee will
(i) select the key employees to receive awards from time to time, (ii) make awards in such amounts as it determines, (iii) impose such limitations, restrictions and conditions upon awards as it deems appropriate, (iv) establish performance targets and allocation formulas for awards of restricted stock or performance shares intended to be "performance-based compensation" under Section 162(m), (v) certify the attainment of performance goals, if applicable, as required by Section 162(m), (vi) interpret the Stock Plan and adopt, amend and rescind administrative guidelines and other rules and regulations relating to the Stock Plan, (vii) correct any defect or omission or reconcile any inconsistency in the Stock Plan or any award granted thereunder and (viii) make all other determinations and take all other actions necessary or advisable for the implementation and administration of the Stock Plan. The Committee will also have the authority to accelerate the vesting and/or waive any restrictions of any outstanding awards, subject to the requirements of Section 162(m). No awards of "incentive stock options" will be made under the Stock Plan after November 14, 2005. In no event may an individual receive awards under the Stock Plan for a given calendar year covering in excess of 250,000 shares.

     Eligibility. Only "key employees" of the Company may participate in the Stock Plan. "Key employees" are those employees who occupy managerial or other important positions and who have made or are expected to make important contributions to the business of the Company, as determined by the Committee. Initially, approximately 100 employees are expected to be eligible to participate. As mentioned above, the Committee in its discretion will select which key employees will in fact receive awards from time to time.

     Awards of Stock Options and Stock Appreciation Rights. The Stock Plan provides for the grant of options to purchase shares of Common Stock at option prices determined by the Committee as of the date of grant. For stock option awards intended to qualify as "performance-based compensation" under Section 162(m) or for incentive stock options (described below), the option price will not be less than the fair market value of shares of Common Stock at the close of business on the date of grant. (The fair market value of the Common Stock as of December 18, 1995 was $41.69.) The Stock Plan also provides for the grant of SARs (either in tandem with stock options or freestanding), which entitle holders upon exercise to receive either cash or shares of Common Stock or a combination thereof, as the Committee in its discretion shall determine, with a value equal to the difference between (i) the fair market value on the exercise date of the shares with respect to which an SAR is exercised and (ii) the fair market value of such shares on the date of grant (or, if different, the exercise price of the related option in the case of a tandem SAR).

     Awards of options under the Stock Plan, which may be either incentive stock options (which qualify for special tax treatment) or non-qualified stock options, are determined by the Committee. The terms and conditions of each option and of any SAR are to be determined by the Committee at the time of grant.

     Exercise of an option (or an SAR) will result in the cancellation of any related SAR (or option) to the extent of the number of shares in respect of which such option or SAR has been exercised. Options and SARs granted under the Stock Plan will expire not more than 10 years from the date of grant, and the option agreements entered into with the optionees will specify the extent to which options and SARs may be exercised during their respective terms, including in the event of the optionee's death, disability or termination of employment.

     Payment for shares issuable pursuant to the exercise of an option may be made either in cash or by tendering shares of Common Stock of the Company with a fair market value at the date of the exercise equal to the portion of the exercise price which is not paid in cash.

     Awards of Restricted Stock and Performance Shares. The Stock Plan provides for the issuance of shares of restricted stock to such key employees and on such terms and conditions as are determined from time to time by the Committee. The restricted stock award agreement with the participant will set forth the terms of the award, including the applicable restrictions. Such restrictions may include the continued service of the participant with the Company, the attainment of specified performance goals or any other conditions deemed appropriate by the Committee.

     The stock certificates evidencing the restricted stock will bear an appropriate legend and will be held in the custody of the Company until the applicable restrictions have been satisfied. The participant cannot sell, transfer, pledge, assign or otherwise alienate or hypothecate shares of restricted stock until the applicable restrictions have been satisfied. Once the restrictions are satisfied, the shares will be delivered to the participant. During the period of restriction, the participant may exercise full voting rights with respect to the restricted stock. The participant will also be credited with dividends with respect to the restricted stock. Such dividends may be payable currently or subject to additional restrictions as determined by the Committee and set forth in the award agreement.

     In addition to restricted stock, the Committee may award performance shares to selected key employees. The value of a performance share will equal the fair market value of a share of Common Stock. The Stock Plan provides that the number of performance shares granted and/or the vesting of granted performance shares can be contingent on the attainment of certain performance goals or other conditions over a period of time (called the "performance period"), all as determined by the Committee and evidenced by an award agreement. During the performance period, the Committee will determine what number (if any) of performance shares have been earned. Earned performance shares may be paid in cash, shares of Common Stock or a combination thereof having an aggregate fair market value equal to the value of the earned performance shares as of the payment date. Common Stock used to pay earned performance shares may have additional restrictions as determined by the Committee. In addition, the Committee may cancel any earned performance shares and replace them with stock options determined by the Committee to be of equivalent value based on a conversion formula specified in the participant's performance share award agreement. Earned but unpaid performance shares may have dividend equivalents rights as determined by the Committee and evidenced in the award agreement.

     Code Section 162(m). Because stock options and SARs granted under the Stock Plan that are intended to qualify as "performance-based compensation" under
Section 162(m) must have an exercise price equal at least to fair market value at the date of grant, compensation from the exercise of such stock options and SARs should be treated as "performance-based compensation" for Section 162(m) purposes.

     In addition, the Stock Plan authorizes the Committee to make awards of restricted stock or performance shares that are conditioned on the satisfaction of certain performance criteria. For such awards intended to result in "performance-based compensation," the Committee will establish prior to or within 90 days after the start of the applicable performance period the applicable performance conditions. The Committee may select from the following performance measures for such purpose: (i) return on average common shareholders' equity of the Company, (ii) return on average assets of the Company, (iii) net income of the Company, (iv) earnings per common share of the Company, (v) Company revenues or (vi) total shareholder return of the Company. The performance conditions will be stated in the form of an objective, nondiscretionary formula, and the Committee will certify in writing the attainment of such performance conditions prior to any payout with respect to such awards.

     Withholding for Payment of Taxes. The Stock Plan provides for the withholding and payment by a participant of any payroll or withholding taxes required by applicable law. The Stock Plan permits a participant to satisfy such requirement, with the approval of the Committee and subject to the terms of the Stock Plan, by having the Company withhold from the participant a number of shares of Common Stock otherwise issuable under the award having a fair market value equal to the amount of the applicable payroll and withholding taxes.

     Changes in Capitalization and Similar Changes. In the event of any change in the outstanding shares of Common Stock of the Company by reason of any stock dividend, split, spin-off, recapitalization, merger, consolidation, combination, exchange of shares or otherwise, the aggregate number of shares of Common Stock with respect to which awards may be made under the Stock Plan, and the terms, types of shares and number of shares of any outstanding awards under the Stock Plan may be equitably adjusted by the Committee in its discretion to preserve the benefit of the award for the Company and the participant.

     Changes in Control. The Stock Plan provides that in the event of a change in control of the Company, all options and SARs will be fully exercisable as of the date of the change in control and shall remain exercisable through their full term. Outstanding awards of restricted stock and performance shares will become immediately vested, and any applicable performance conditions shall be deemed satisfied (at the target performance condition, if applicable) as of the date of the change in control.

     Amendment and Termination of the Plan. The Board of Directors will have the power to amend, modify or terminate the Stock Plan on a prospective basis. Shareholder approval will be required for any change to the material terms of the Stock Plan to the extent required by Section 162(m) or Section 16(b) under the Securities Exchange Act of 1934.

     Federal Income Tax Treatment. Incentive Stock Options. Incentive stock options ("ISOs") granted under the Stock Plan will be subject to the applicable provisions of the Internal Revenue Code, including Code Section 422. If shares of Common Stock of the Company are issued to an optionee upon the exercise an ISO, and if no "disqualifying disposition" of such shares is made by such optionee within one year after the exercise of the ISO or within two years after the date the ISO was granted, then (i) no income will be recognized by the optionee at the time of the grant of the ISO, (ii) no income, for regular income tax purposes, will be realized by the optionee at the date of exercise, (iii) upon sale of the shares acquired by exercise of the ISO, any amount realized in excess of the option price will be taxed to the optionee, for regular income tax purposes, as a long-term capital gain and any loss sustained will be a long-term capital loss, and (iv) no deduction will be allowed to the Company for federal income tax purposes. If a "disqualifying disposition" of such shares is made, the optionee will realize taxable ordinary income in an amount equal to the excess of the fair market value of the shares purchased at the time of exercise over the option price (the bargain purchase element) and the Company will be entitled to a federal income tax deduction equal to such amount. The amount of any gain in excess of the bargain purchase element realized upon a "disqualifying disposition" will be taxable as capital gain to the holder (for which the Company will not be entitled a federal income tax deduction). Upon exercise of an ISO, the optionee may be subject to alternative minimum tax.

     Nonqualified Stock Options. With respect to nonqualified stock options ("NQSOs") granted to optionees under the Stock Plan, (i) no income is realized by the optionee at the time the NQSO is granted, (ii) at exercise, ordinary income is realized by the optionee in an amount equal to the difference between the option price and the fair market value of the shares on the date of exercise, and the Company receives a tax deduction for the same amount, and
(iii) on disposition, appreciation or depreciation after the date of exercise is treated as either short-term or long-term capital gain or loss depending on whether the shares have been held for more than one year.

     Restricted Stock. Upon becoming entitled to receive shares at the end of the applicable restriction period without a forfeiture, the recipient has ordinary income in an amount equal to the fair market value of the shares at that time. However, a recipient who makes an election under Code Section 83(b) within 30 days of the date of the grant will have ordinary taxable income on the date of the grant equal to the fair market value of the shares of restricted stock as if the shares were unrestricted and could be sold immediately. If the shares subject to such election are forfeited, the recipient will not be entitled to any deduction, refund or loss for tax purposes. Upon sale of the shares after the forfeiture period has expired, the holding period to determine whether the recipient has long-term or short-term capital gain or loss begins when the restriction period expires, and the tax basis will be equal to the fair market value of the shares when the restriction period expires. However, if the recipient timely elects to be taxed as of the date of grant, the holding period commences on the date of the grant and the tax basis will be equal to the fair market value of the shares on the date of the grant as if the shares were then unrestricted and could be sold immediately. The Company generally will be entitled to a deduction equal to the amount that is taxable as ordinary compensation income to the recipient.

     Performance Shares. A participant who is awarded performance shares will not recognize income and the Company will not be allowed a deduction at the time the award is made. When a participant receives payment for performance shares in cash or shares of Common Stock of the Company, the amount of the cash and the fair market value of the shares received will be ordinary income to the participant and will be allowed as a deduction for federal income tax purposes to the Company. However, if there is a substantial risk that any shares used to pay out earned performance shares will be forfeited (for example, because the Committee conditions such shares on the performance of future services), the taxable event is deferred until the risk of forfeiture lapses. In this case, the participant can elect to make a Code Section 83(b) election as previously described. The Company can take the deduction at the time the income is recognized by the participant.

     The Board recommends a vote FOR approval of the Stock Plan. The affirmative vote of a majority of votes cast is required for approval of the Stock Plan. Abstentions and broker non-votes will not be counted for this purpose.


Approval of Executive Incentive Compensation Plan

     The Board of Directors has adopted, subject to shareholder approval, the Oakwood Homes Corporation Executive Incentive Compensation Plan (the "EIC
Plan"). The EIC Plan is designed to provide both annual and long term cash incentive compensation to certain key employees of the Company in the event certain objective financial performance goals are achieved.

     Background and Purpose. Section 162(m) of the Code limits the deductibility to the Company of certain compensation paid to certain key employees in excess of one million dollars. Section 162(m) excludes from this limit compensation that qualifies as "performance-based compensation." The Company desires to establish the EIC Plan to provide both annual and long term cash incentive compensation that qualifies as "performance-based compensation." The following is a summary of the material terms of the EIC Plan as proposed.

     Administration. The EIC Plan will be administered by a Committee of "outside directors" within the meaning of Section 162(m), subject to applicable transition rules. The Committee will be comprised of all of the members of the Compensation Committee of the Board of Directors who are "outside directors."

     Eligibility. Only "key employees" of the Company may participate in the EIC Plan. "Key employees" are those employees of the Company who occupy managerial or other important positions and who have made or are expected to make important contributions to the business of the Company, as determined by the Committee. Initially, approximately 100 employees are expected to be eligible to participate. The Committee in its discretion will select which key employees will in fact be eligible to receive annual or long term cash incentive compensation.

     Operation. Annual Incentive Compensation. Annual incentive compensation under the EIC Plan will be determined on the basis of each fiscal year of the Company (a "Plan Year"). No later than December 30 of a Plan Year, the Committee will determine (i) which key employees will be eligible for annual incentive compensation under the EIC Plan for that Plan Year, (ii) for each eligible key employee, a target annual bonus and (iii) a formula based on the net income of the Company for the Plan Year under which the key employee would receive none, some, all or more than all of the key employee's target annual bonus depending on actual net income for the Plan Year. The formula will be a fixed formula that does not permit any Committee discretion.

     Long Term Incentive Compensation. Long term incentive compensation under the EIC Plan will be determined on the basis of a period consisting of a Plan Year and one or more additional Plan Years (a "Performance Period") as determined by the Committee no later than December 30 of the first Plan Year of such period. For each Performance Period established by the Committee, the Committee will determine at the time the Performance Period is established (i) which key employees will be eligible for long term incentive compensation under the EIC Plan for the Performance Period, (ii) a formula for determining a long term incentive compensation pool (a "Pool") with respect to the Performance Period based on the net income of the Company for the Performance Period, (iii) a threshold level of return on average common shareholders' equity of the Company for the Performance Period below which no Pool would be established and
(iv) a formula for allocating any Pool among the eligible key employees for the Performance Period. The formula for determining a Pool and the formula for allocating a Pool among eligible key employees will be a fixed formula for the Performance Period that does not permit any Committee discretion.

     Payment of Incentive Compensation. Any annual or long term incentive compensation payable under the EIC Plan will be paid partly in cash and partly in shares of restricted stock issued under the Oakwood Homes Corporation Key Employee Stock Plan (the "Stock Plan"). (The Stock Plan is described in more detail beginning on page 13.) At least 10% of an amount payable to a key employee under the EIC Plan, and up to 50% of such amount, will be payable in shares of restricted stock. The number of shares will equal the number of shares of Common Stock that could be purchased with the applicable amount if such shares were purchased at a discount from the fair market value of such stock, the applicable discount rate being either 20% or 30% as selected by the key employee. The period of restriction for the restricted stock will depend on the discount rate selected by the key employee: a two year period of restriction would apply if the 20% discount rate is selected, and a four year period of restriction would apply if a 30% discount rate is selected.

     In no event will any participant be paid in cash more than (i) $2,500,000 in annual incentive compensation for a Plan Year or (ii) more than $2,500,000 in long term incentive compensation for each Plan Year comprising a Performance Period. Any shares of restricted stock payable as described above for annual or long term incentive compensation will be subject to a limitation under the Stock Plan which provides that a participant cannot receive awards covering more than 250,000 shares in any given calendar year.

     Amendment and Termination of the EIC Plan. The Board of Directors of the Company will have the power to amend, modify or terminate the EIC Plan on a prospective basis. As required by Section 162(m), no material term of the EIC Plan will be amended without shareholder approval.

     The Board recommends a vote FOR approval of the EIC Plan. The affirmative vote of a majority of votes cast is required for approval of the EIC Plan. Abstentions and broker non-votes will not be counted for this purpose.

     Although the Board of Directors intends the EIC Plan to be the principal source of annual and long term cash incentive compensation for the Company's key employees, the adoption and approval of the EIC Plan will not affect the Company's right to pay cash incentive compensation to a key employee outside of the EIC Plan that does not qualify as "performance-based compensation" under
Section 162(m). The Board retains this right because the strictly objective, mechanical formulas of the EIC Plan required by Section 162(m) ignore potentially important components of an individual's performance that are not reflected in the Company's net income or return on equity (such as a key employee's contributions towards the achievement of strategic objectives). Any incentive compensation paid outside the EIC Plan to a key employee whose compensation is subject to Section 162(m) could result in a portion of such compensation being nondeductible.


Ratification of Selection of Independent Public Accountants

     The Board of Directors has selected Price Waterhouse LLP as independent public accountants to examine the financial statements of the Company and its subsidiaries for the fiscal year ending September 30, 1996. This selection is being presented to the shareholders for their ratification at the Annual Meeting.

     The firm of Price Waterhouse LLP has examined the financial statements of the Company since 1977. Representatives of Price Waterhouse LLP are expected to be present at the Annual Meeting of Shareholders with an opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

     The Board of Directors recommends a vote FOR ratification of the selection of Price Waterhouse LLP as independent public accountants to examine the financial statements of the Company and its subsidiaries for the fiscal year ending September 30, 1996, and proxies solicited by the Board of Directors will be so voted unless shareholders specify otherwise.


Shareholder Proposals

     Any proposal that a shareholder intends to present for action at the 1997 Annual Meeting of Shareholders, currently scheduled for January 29, 1997, must be received by the Company no later than August 29, 1996 in order for the proposal to be included in the proxy statement and form of proxy for the 1997 Annual Meeting of Shareholders. The proposal should be sent to Secretary, Oakwood Homes Corporation, Box 7386, Greensboro, North Carolina 27417-0386.

                            OAKWOOD HOMES CORPORATION

                    PROXY SOLICITED BY THE BOARD OF DIRECTORS
         FOR ANNUAL MEETING OF SHAREHOLDERS TO BE HELD JANUARY 31, 1996

     The undersigned hereby appoints RALPH L. DARLING and NICHOLAS J. ST. GEORGE, and each or either of them proxies, with full power of substitution, with the powers the undersigned would possess if personally present, to vote, as designated below, all shares of the $.50 par value Common Stock of the undersigned in Oakwood Homes Corporation at the Annual Meeting of Shareholders to be held January 31, 1996, and at any adjournment thereof.

     This proxy will be voted FOR the election of all nominees as directors and FOR items 2, 3 and 4 unless otherwise specified. The Board of Directors recommends voting for on each item.

1. ELECTION OF DIRECTORS: Nominees are Nicholas J. St. George, A. Steven Michael and Sabin C. Streeter

     / / FOR all listed nominees           / / WITHHOLD AUTHORITY to vote for
         (except do not vote for the           the listed nominees
         nominee(s) whose name(s)
         I have written below)

--------------------------------------------------------------------------------

2.   APPROVAL OF KEY EMPLOYEE STOCK PLAN

     / / FOR                      / / AGAINST                   / / ABSTAIN

3.   APPROVAL OF EXECUTIVE INCENTIVE COMPENSATION PLAN

     / / FOR                      / / AGAINST                   / / ABSTAIN

                                     (Continued and to be signed on the reverse)

4. RATIFICATION OF SELECTION OF PRICE WATERHOUSE LLP AS INDEPENDENT PUBLIC ACCOUNTANTS

     / / FOR                      / / AGAINST                   / / ABSTAIN

     In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

     Receipt of the Notice of Annual Meeting and accompanying Proxy Statement is hereby acknowledged. This proxy will be voted as specified herein, and, unless otherwise directed, will be voted FOR the election of all nominees and FOR items 2, 3 and 4.

     Please date, sign exactly as printed below and return promptly in the enclosed postage-paid envelope.

                                        Dated:_________________________, 199__ .

                                        ----------------------------------------

                                        ----------------------------------------
                                        (When  signing  as  attorney,  executor,
                                        administrator,  trustee, guardian, etc.,
                                        give title as such. If a joint  account,
                                        each    joint    owner    should    sign
                                        personally.)